Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-112547) on Form S-8 of Church & Dwight Co., Inc. of our report dated June 22, 2023, pertaining to the financial statements and supplemental schedule of Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Salaried Employees appearing in this Annual Report on Form 11-K of Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Salaried Employees for the year ended December 31, 2022.

/s/ CohnReznick LLP

Parsippany, New Jersey

June 22, 2023